                                                                    EXHIBIT 99.2
ROCKY SHOES & BOOTS, INC. AND SUBSIDIARIES

                                   SCHEDULE II

CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS FOR THE YEARS DECEMBER 31, 2002, 2001 AND 2000



                                                      Additions
                                        Balance at    Charged To
                                       Beginning of   Costs and                         Balance at
         DESCRIPTION                      Period       Expenses     Deductions        End of Period
ALLOWANCE FOR DOUBTFUL
ACCOUNTS
Year ended December 31, 2002           $ 345,000     $ 243,680     $(223,680)  (1)     $   365,000

Year ended December 31, 2001           $ 503,429     $ 224,253     $(382,682)  (1)     $   345,000

Year ended December 31, 2000           $ 714,517     $ 727,716     $(938,804)  (1)     $   503,429

RESERVE FOR OBSOLETE
INVENTORY
Year ended December 31, 2002           $ 161,000     $ 172,000     $(161,000)  (2)     $   172,000

Year ended December 31, 2001           $ 340,553     $ 161,000     $(340,553)  (2)     $   161,000

Year ended December 31, 2000           $ 445,000     $ 340,553     $(445,000)  (2)     $   340,553

(1) Amount charged off, net of recoveries
(2) Represents adjustment upon disposal of related inventories


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